JOINT VENTURE AGREEMENT

This Agreement is entered into by and between USProduction & Exploration, LLC ("USPX"), whose address is 20333 Southwest Freeway, #106, Sugar Land, Texas 77479, and Universal Property Development and Acquisition Corp ("UPDA"), whose address is 14255 US Highway 1, Suite 2180, Juno Beach, Florida 33408, and Triple Crown Consulting ("TCC") whose address is 1946 N. Oak Haven Circle, Miami Beach, FL 33179. For the purpose of this Agreement and ease of reference all aforementioned parties are hereinafter referred to collectively as "Parties" and individually as "Party."

WHEREAS, the Parties have previously executed a Memorandum of Understanding setting forth the basic principles on which they intended to proceed in a joint venture; and

WHEREAS, the Parties have undertaken to proceed with such joint venture; and

WHEREAS, the Parties have discussed and negotiated various issues and the within constitutes an amendment to the terms of the MOU and definitive agreement relative to the proceedings of the joint venture; and

WHEREAS, the Parties have established a Nevada corporation known as Canyon Creek Oil & Gas, Inc. (CCOG) to carry out their joint venture.

                                   AGREEMENTS

1.    UPDA will own sixty five percent (65%) of the capital stock in CCOG.

2.    USPX will own thirty percent (30%) of the capital stock in CCOG.

3.    TCC will own five percent (5%) of the capital stock in CCOG.

4. UPDA will invest a minimum of One Million Two Hundred Thousand Dollars ($1,200,000.00) in cash and stock in CCOG on or before January 31, 2006.

5. USPX has the right to pursue other oil and gas ventures as it deems necessary to carry out its business plan. USPX hereby grants to CCOG the first right of refusal to participate in any oil and gas venture USPX has elected to pursue. The election to participate shall be granted for a period of fifteen (15) days following a submittal in writing by USPX. The board members of CCOG shall notify USPX in writing within the time prescribed in this paragraph of its intent to participate in said oil and gas venture.

      In the event that UPDA has made previous commitments to fund projects selected by USPX that exceed available cash or cash call requirements, then any new projects can or may be offered to TCC for participation in whole or part.

      Paragraph 5 shall remain in force and effect for a period of one (1) year from the date of execution hereof, and so long thereafter as extended by consent of USPX.

6. CCOG will have a Five member board of directors with two (2) chosen by UPDA, two (2) selected by USPX and one (1) selected by TCC.

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7.    CCOG will employ a financial/office manager approved by UPDA.

8. USPX will be responsible for the day-to-day management of the oil and gas operations of CCOG and will pay all expenses associated therewith.

9. USPX will be paid a management fee of seven and one half percent (7.5%) of net operating revenue. Net Operating Revenue is herein defined as the remainder after subtracting from the gross revenue the marketing, processing and transportation charges deducted by the oil and gas purchasers, severance taxes, royalty and overriding royalty, and monthly lease operating expenses.

10. The books and records of CCOG will be subject to review and/or audit as directed by UPDA or required by law.

11. The Parties will be granted preferred stock in CCOG in an amount equal to their investment therein and the parties agree and consent to the amendment of the articles of incorporation of CCOG to authorize and provide for the issuance of up to 100,000 shares of such preferred stock.

12. On or before the expiration of ten (10) days from the execution hereof, USPX will be issued Five Hundred Thousand (500,000) restricted common shares of UPDA in consideration of its execution hereof.

13. The parties agree that the within constitutes the entire agreement of the parties and that no modification hereof is effective unless evidenced by written agreement executed by all of the parties. The parties further agree that the terms of the within shall be interpreted according to their usual and customary meaning and that said terms shall not be strictly construed against any party hereto.

Executed on this 17th day of November, 2005.

Universal Property Development and Acquisition Corporation


By: Kamal Abdallah, CEO

USProduction and Exploration, LLC.


By: Donald Orr, Managing Member

Triple Crown Consulting


By: Ben Kaplan